Exhibit 99.1

Newfield Exploration Reports Results for First Quarter 2016

•                  1Q16 net domestic production of 13.5 MMBOE topped guidance mid-point by 0.5 MMBOE

•                  1Q16 Anadarko Basin average net production topped 78,400 BOEPD

•                  Total oil production was up nearly 20% year-over-year; domestic oil production was up 8% year-over-year

•                  1Q16 domestic lease operating expense per BOE was down nearly 40% year-over-year

•                  Adjusted 1Q16 diluted loss per share of $0.09

•                  Continued successful drilling in northern STACK, two infill spacing pilots planned for 2H16

The Woodlands, Texas — May 3, 2016 — Newfield Exploration Company (NYSE: NFX) today reported its first quarter 2016 unaudited financial and operating results. Additional operational details can be found in the Company’s @NFX publication, located on its website.

Newfield plans to host a conference call at 10 a.m. CDT on May 4, 2016. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 785-830-7977 and enter conference code 5140605 about 10 minutes prior to the scheduled start time.

“Newfield posted solid results for the first quarter and we are delivering on the objectives outlined in our near-term business plan,” said Newfield Chairman Lee K. Boothby. “We have taken strategic steps to preserve liquidity and strengthen our balance sheet while reducing expenses across the organization. Despite today’s backdrop of lower commodity prices, we are improving our margins and outlook on future returns — particularly in the Anadarko Basin where well costs and margins continue to move in the right direction. Today, we raised our outlook for 2016 production and reiterated our guidance around lower operating expenses.”

First Quarter 2016 Financial and Production Summary

For the first quarter, the Company recorded a net loss of $624 million, or $3.52 per diluted share (all per share amounts are on a diluted basis). The loss was primarily related to a full-cost ceiling test impairment of $506 million, or $2.85 per share. After adjusting for the effect of impairments, credit facility amendment fees and unrealized derivative losses, the net loss for the first quarter would have been $16 million, or $0.09 per share.

Revenues for the first quarter were $284 million. Net cash provided by operating activities was approximately $72 million. Net cash provided by operating activities before changes in operating assets and liabilities was $170 million.

Newfield’s total net production in the first quarter of 2016 was 15.2 MMBOE, comprised of 46% oil, 16% natural gas liquids and 38% natural gas. Domestic production in the first quarter was 13.5 MMBOE.

2016 Production Guidance and Capital Investments

Newfield increased its 2016 domestic net production guidance to 50 — 52 MMBOE (previous forecast: 49 — 51.0 MMBOE). Total Company net production guidance was raised to 54.5 — 56.5 (previous forecast: 53.3 — 55.3 MMBOE). Newfield is planning to commence drilling later this year on two infill spacing pilots in STACK. The pilots will test well spacing and include multiple wells on single pad locations. Newfield estimates it will be able to conduct the pilots within its previously stated 2016 capital investment outlook of $625 — $675 million (excludes capitalized interest and direct internal costs).

2016e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	20.0 – 20.6	4.5	24.5 – 25.1
NGLs (Mmbls)	9.2 – 9.6	—	9.2 – 9.6
Natural gas (Bcf)	125 – 130	—	125 – 130
Total (Mmboe)	50.0 – 52.0	4.5	54.5 – 56.5

Expenses ($ mm)(1)
LOE(2)	$200	$54	$254
Transportation(3)	260	—	260
Production & other taxes	45	1	46

General & administrative (G&A), net	$165	$7	$172
Interest expense	154	—	154

Capitalized interest and direct internal costs	$(103)	—	$(103)
Effective Tax rate(4)	2%	1%	1%

Note:  Based on strip commodity prices in 2016

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)Estimated transportation / processing fees include ~$52MM Arkoma unused firm gas transportation and ~$21MM Uinta oil and gas delivery shortfall fees

(4)The effective tax rate reflects expected future valuation allowances recorded against deferred tax assets generated by ceiling test impairments.

2Q16e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	5.0 – 5.2	1.4	6.4 – 6.6
NGLs (Mmbls)	2.5 – 2.8	—	2.5 – 2.8
Natural gas (Bcf)	33	—	33
Total (Mmboe)	13.0 – 13.5	1.4	14.4 – 14.9

Expenses ($ mm)(1)
LOE(2)	$50	$14	$64
Transportation(3)	66	—	66
Production & other taxes	11	—	11

General & administrative (G&A), net	$42	2	$44
Interest expense	38	—	38

Capitalized interest and direct internal costs	$(26)	—	$(26)
Effective Tax rate(4)	2%	1%	1%

Note:  Based on strip commodity prices in 2016

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)Estimated transportation / processing fees include ~$13MM Arkoma unused firm gas transportation and ~$3MM Uinta oil and gas delivery shortfall fees

(4) The effective tax rate reflects expected future valuation allowances recorded against deferred tax assets generated by ceiling test impairments.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this news release, all information and statements, including but not limited to information regarding planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans and objectives for future operations, are forward-looking statements. Although, as of the date of this news release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, China and U.S. governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, and other operating risks. Please see Newfield’s 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for 1Q 2016, both filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed herein or in Newfield’s SEC filings could also have material adverse effects on actual results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com

1Q16 Actual Results	Domestic	China	Total

Production/Liftings(1)
Crude oil and condensate (MMBbls)	5.3	1.7	7.0
Natural gas (Bcf)	34.4	—	34.4
NGLs (MMBbls)	2.5	—	2.5
Total (MMBOE)	13.5	1.7	15.2

Average Realized Prices(2), (3)
Crude oil and condensate (per Bbl)	$38.96	$29.89	$36.82
Natural gas (per Mcf)	2.18	—	2.18
NGLs (per Bbl)	14.75	—	14.75
Crude oil equivalent (per BOE)	$23.79	$29.89	$24.46

Operating Expenses:(3)
Lease operating (in millions)
Recurring	$43.0	$14.3	$57.3
Major (workovers, etc.)	$3.6	$—	$3.6

Lease operating (per BOE)
Recurring	$3.24	$8.69	$3.84
Major (workovers, etc.)	$0.27	$0.03	$0.25

Transportation and processing (in millions)	$63.4	$—	$63.4
per BOE	$4.77	$—	$4.25

Production and other taxes (in millions)	$9.5	$0.2	$9.7
per BOE	$0.71	$0.11	$0.65

General and administrative (G&A), net (in millions)	$42.5	$1.4	$43.9
per BOE	$3.20	$0.85	$2.94

Capitalized direct internal costs (in millions)			$(17.2)
per BOE			$(1.15)

Other operating expenses, net (in millions)			$0.9
per BOE			$0.06

Interest expense (in millions)			$41.1
per BOE			$2.75

Capitalized interest (in millions)			$(9.3)
per BOE			$(0.62)

Other non-operating (income) expense (in millions)			$(0.5)
per BOE			$(0.03)

Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in operations of 1.5 Bcf during the three months ended March 31, 2016.

Note 2: Average realized prices include the effects of derivative contracts. Excluding these effects, the average realized price for domestic and total natural gas would have been $1.83 per Mcf and the average realized price for our domestic and total crude oil and condensate would have been $25.72 per barrel and $26.70 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of March 31, 2016.

Note 3: All per unit pricing and expenses exclude natural gas produced and consumed in operations.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2016	2015

Oil, gas and NGL revenues	$284	$349

Operating expenses:
Lease operating	61	75
Transportation and processing	63	49
Production and other taxes	10	13
Depreciation, depletion and amortization	177	237
General and administrative	44	63
Ceiling test and other impairments	506	792
Other	1	4
Total operating expenses	862	1,233

Income (loss) from operations	(578)	(884)

Other income (expense):
Interest expense	(41)	(44)
Capitalized interest	9	7
Commodity derivative income (expense)	(17)	153
Other, net	1	8
Total other income (expense)	(48)	124

Income (loss) before income taxes	(626)	(760)

Income tax provision (benefit)	(2)	(280)
Net income (loss)	$(624)	$(480)

Earnings (loss) per share:
Basic	$(3.52)	$(3.30)
Diluted	$(3.52)	$(3.30)

Weighted-average number of shares outstanding for basic earnings (loss) per share	177	145

Weighted-average number of shares outstanding for diluted earnings (loss) per share	177	145

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$537	$5
Derivative assets	234	284
Other current assets	317	336
Total current assets	1,088	625

Oil and gas properties, net (full cost method)	3,403	3,819
Derivative assets	65	105
Other assets	221	219
Total assets	$4,777	$4,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Derivative liabilities	$24	$13
Other current liabilities	501	634
Total current liabilities	525	647
Other liabilities	59	48
Derivative liabilities	7	9
Long-term debt	2,429	2,467
Asset retirement obligations	193	192
Deferred taxes	26	26
Total long-term liabilities	2,714	2,742

Stockholders’ equity:
Common stock, treasury stock and additional paid-in capital	3,199	2,416
Accumulated other comprehensive gain (loss)	(2)	(2)
Retained earnings (deficit)	(1,659)	(1,035)
Total stockholders’ equity	1,538	1,379
Total liabilities and stockholders’ equity	$4,777	$4,768

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(624)	$(480)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	177	237
Deferred tax provision (benefit)	—	(283)
Stock-based compensation	8	15
Unrealized (gain) loss on derivative contracts	99	(32)
Ceiling test and other impairments	506	792
Other, net	4	6
	170	255
Changes in operating assets and liabilities	(98)	(50)
Net cash provided by (used in) operating activities	72	205

Cash flows from investing activities:
Additions and acquisitions of oil and gas properties and other	(278)	(515)
Proceeds from sales of oil and gas properties	3	29
Net cash provided by (used in) investing activities	(275)	(486)

Cash flows from financing activities:
Net proceeds (repayments) of borrowings under credit arrangements	(39)	(446)
Proceeds from issuance of senior notes	—	691
Debt issue costs	—	(8)
Proceeds from issuances of common stock, net	776	815
Other, net	(2)	(2)
Net cash provided by (used in) financing activities	735	1,050

Increase (decrease) in cash and cash equivalents	532	769
Cash and cash equivalents, beginning of period	5	14
Cash and cash equivalents, end of period	$537	$783

Explanation and Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income (Earnings Stated Without the Effect of Certain Items)

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. This measure should not be considered an alternative to net income (loss) as defined by generally accepted accounting principles.

A reconciliation of earnings for the first quarter of 2016 stated without the effect of certain items to net income (loss) is shown below:

1Q16
(in millions)

Net Income (loss)	$(624)
Ceiling test impairments	506
Unrealized (gain) loss on derivative contracts	99
Credit facility amendment fees	3
Income tax adjustment for above items(1)	—
Earnings stated without the effect of the above items	$(16)

(1)  Our effective tax rate is less than 1% due to valuation allowances on our deferred tax assets.

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities to net cash provided by operating activities before changes in operating assets and liabilities is shown below:

1Q16
(in millions)

Net cash provided by operating activities	$72
Net changes in operating assets and liabilities	98
Net cash provided by operating activities before changes in operating assets and liabilities	$170